LICENSE AGREEMENT



                                     between



                                  DANSKIN, INC.


                                       and


                            WUNDIES INDUSTRIES, INC.



                          Dated as of November 1, 1996

                                      INDEX


 1.  Definitions.............................................................  1
 2.  License Grant...........................................................  2
 3.  Term....................................................................  3
 4.  Licensed Merchandise....................................................  4
 5.  Use of Licensed Mark....................................................  7
 6.  Royalty.................................................................  8
 7.  Records................................................................. 10
 8.  Trademark and Related Rights............................................ 11
 9.  Indemnification and Insurance........................................... 12
10.  Infringement............................................................ 14
11.  Termination............................................................. 15
12.  Effect of Expiration or Termination..................................... 17
13.  Bankruptcy and Financial Covenants...................................... 19
14.  Representations and Warranties.......................................... 19
15.  Advertising and Sales Promotion......................................... 20
16.  Confidentiality......................................................... 21
17.  Governing Law; Arbitration.............................................. 21
18.  Interest................................................................ 22
19.  Importation of Merchandise.............................................. 22
20.  Notices................................................................. 22
21.  Miscellaneous........................................................... 23


EXHIBITS

1(A) List of "Merchandise"................................................... 24
2(B) Provisions of Agreement between Licensor and Dan River, Inc............. 25
4(F) Form of Contractor's Agreement.......................................... 26
4(K) List ofAuthorized Customers............................................. 28

                                LICENSE AGREEMENT
                                -----------------


     THIS AGREEMENT, made and entered into as of this 1st day of November, 1996 between DANSKIN, INC., a Delaware corporation with its principal offices at 111 West 40th Street, New York, New York 10018, (hereinafter referred to as
"Licensor") and WUNDIES INDUSTRIES, INC., a                         corporation,
with its principal offices at 1 Penn Plaza, New York, New York 10119, (hereinafter referred to as "Licensee").


                                   WITNESSETH:

     WHEREAS, Licensor is the owner of the trademark and service mark DANSKIN(R), and any simulations and variations thereof; and

     WHEREAS, Licensee desires to obtain a license to use said trademark in connection with the manufacture, merchandising, promotion, advertising, sale and distribution of Merchandise, as hereinafter defined, and Licensor is willing to grant such license subject to the terms of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, Licensor and Licensee agree as follows:

1.   Definitions

The following definitions shall be applicable throughout this Agreement:

1    A.   The term "Annual Period" shall mean the 14-month period commencing
          November 1, 1996 and ending on December 31, 1997, and each 12-month period thereafter during the Term commencing on January 1 and ending on December 31.

1    B.   The term "Guaranteed Minimum Royalties" shall mean with respect to any
          Annual Period the minimum royalty payments that Licensee is obligated to pay to Licensor, as set forth in Section 6(B) below.

1    C.   The term "Licensed Mark" shall mean the trademark DANSKIN(R), and any simulations or variations thereof, all in the form approved in writing by Licensor for use by Licensee hereunder.

1    D.   The term "Licensed Merchandise" shall mean Merchandise that is manufactured, sold or promoted by or on behalf of Licensee and which bears the Licensed Mark.

1    E.   The term "Merchandise" shall mean Girls' and Ladies underwear and coordinates sold in lingerie departments, excluding foundation, activewear and sports bras, all as shown on Exhibit 1(E) hereto.

1    F.   The term "Minimum Annual Net Sales", to be achieved by Licensee in respect of each Annual Period by virtue of bona fide Sales made at arm's length, shall mean the Minimum Annual Net Sales, as set forth in
          Section 6(B) below with respect to each Annual Period.

1    G.   The term "Net Sales" shall mean the total invoiced price of the
          Licensed Merchandise shipped by Licensee to any third party in connection with any sale, rental or other use or disposition, less only (i) normal and actual trade discounts, sales allowances usually granted and actually taken by customers and returns actually received,
          (ii) local, state and federal sales, use and excise taxes required to be charged by Licensee with respect to a Sale and not reimbursed by customers, and (iii) freight charges and insurance if separately stated on the invoice. If a Sale is made other than at arm's length, Net Sales for such Sale shall be based on the price for a corresponding Sale at arm's length. No deduction shall be made for uncollected or uncollectible accounts.

1    H.   The term "Prototype" shall mean any and all models or samples of
          Licensed Merchandise, except that the "Final Prototype" shall mean the actual final sample of each model of Licensed Merchandise which has been approved by Licensor and from which the first commercial production thereof will be made.

1    I.   The term "Quarterly Period" shall mean the period beginning November
          1, 1996 and ending March 31, 1997 and thereafter shall mean one of the quarterly periods within an Annual Period, the first such quarterly period commencing on the first day of the Annual Period and the next three quarterly periods following consecutively thereafter.

1    J.   The term "Sales" shall mean sales, rentals or other dispositions of
          Licensed Merchandise.

1    K.   Unless sooner terminated in accordance with the provisions hereof, the term "Term" shall mean the Initial Term of this Agreement and any Renewal Term, as such terms are defined in Article 3 hereof.

1    L.   The term "Territory" shall mean the United States of America, its territories and post exchanges throughout the world, except that post exchanges are on a non-exclusive basis.


2.        License Grant

2    A.   Licensor hereby grants to Licensee an exclusive license throughout the
          Territory (but not elsewhere) during the Term to use the Licensed Mark as a trademark in connection with the manufacture, advertising, merchandising, promotion, publicity, sale and distribution of Merchandise, subject to all the terms and conditions of this Agreement.

2    B.   Licensee acknowledges that the grant to it of the Licensed Mark hereunder is qualified by the terms of an agreement between Licensor and Dan River Inc., as amended, the applicable provisions of which are attached hereto as Exhibit 2 (B), and it agrees to comply in all respects with such provisions.

2    C.   Licensee shall use its best efforts to exploit the rights granted herein at all times in a manner consistent with good business practices and the standards set forth below. Licensee will assign appropriate executive staff to supervise its marketing efforts who will devote their best efforts to maximizing the Sales of the Licensed Merchandise.


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


2    D.   Any Merchandise which does not continue to maintain, for any six consecutive months, widespread commercial distribution as Licensed Merchandise within the Territory, may be withdrawn by Licensor at any time thereafter as Merchandise permitted to bear the Licensed Mark under this Agreement. Any such withdrawal shall not affect any Guaranteed Minimum Royalty requirements hereunder, nor any Minimum Annual Net Sales requirements hereunder, nor any other provision of this Agreement.

2    E.   Licensee may use the Licensed Mark only in connection with the manufacture, advertising, merchandising, promotion, publicity and distribution of Merchandise which has been approved by Licensor in accordance with Article 4 hereof. No license is granted hereunder for the use of the Licensed Mark for any purpose other than upon or in connection with the Licensed Merchandise. No license is granted hereunder for the manufacture, sale or distribution of Licensed Merchandise for promotional or publicity purposes (other than the promotion or publicity of Licensed Merchandise) or for use of Licensed Merchandise in combination sales with other merchandise or as premiums or giveaways, or for disposal under or in connection with any similar methods of merchandising.

2    F.   Licensor reserves all rights to use and to grant to third parties the right to use the Licensed Mark on any product, including Merchandise, in any geographical area outside the Territory and within the Territory on products other than Merchandise. Licensor will make good faith efforts to enforce its agreements with such third parties in order to protect Licensee's exclusive right to use the Licensed Mark on the Licensed Merchandise in the Territory. Additionally, Licensor reserves all rights to use the Licensed Mark on any product, including the Merchandise, within or outside of the Territory for products used for promotional purposes for or in connection with any of Licensor's businesses.

2    G.   The license granted herein is strictly personal to Licensee. Neither this Agreement nor any of the rights granted to Licensee hereunder may be assigned, sublicensed or otherwise transferred, in whole or in part, by Licensee to any person, partnership firm, corporation or other entity whatsoever without the prior written approval of Licensor. Any attempted assignment, or sublicense or other transfer in violation of this Agreement, whether voluntary or by operation of law, directly or indirectly, shall be void and of no force or effect. Without limiting the preceding sentence, in the event of any attempted or completed assignment, sublicense or other transfer, or in the event of a change of control of Licensee as described in Section 11(G) hereof, without Licensor's prior written approval, Licensor may, at its option, immediately and without prior notice, terminate the rights and license hereby granted to Licensee by written notice to Licensee.


3.        Term

3    A.   This initial term of this Agreement (the "Initial Term") shall become effective as of November 1, 1996, and shall consist of three (3) Annual Periods. Licensee shall have the option to renew this Agreement for two (2) successive renewal terms of three (3) Annual Periods each (each such renewal term hereof to be referred to herein as a "Renewal Term"); provided that (i) Licensee gives Licensor irrevocable written notice of its intent to renew at least one hundred and twenty (120) days prior to the commencement of the Renewal Term for


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


          which the renewal option is being exercised, time being of the essence, (ii) Licensee has paid all of the Percentage Royalties (as hereinafter defined) and Guaranteed Minimum Royalties theretofore required to be paid and (even if all Percentage Royalties and Guaranteed Minimum Royalties have been paid) has achieved all of the Minimum Annual Net Sales for prior Annual Periods, and (iii) on the date of renewal, Licensee is in compliance with all the terms and conditions of this Agreement.


4.        Licensed Merchandise

4    A.   Licensed Merchandise shall at all times be of high quality, commensurate with the reputation and heritage of products which bear the Licensed Mark. Consistent with this standard, Licensee agrees that Licensed Merchandise will be designed, manufactured, advertised, promoted, publicized, distributed and sold in a manner which is consistent with high quality standards, and commensurate with the levels customarily maintained for products which bear the Licensed Mark.

4    B.   Licensee shall submit to Licensor for approval all sketches, styles, designs, specifications, colors, materials, and fabrics for all Merchandise intended to be sold as Licensed Merchandise, including any wrapping, labels, packaging or containers (said packaging, containers and wrapping hereinafter collectively, "Packaging") intended to be utilized in connection with the Licensed Merchandise, in order to ensure that such Merchandise and Packaging are commensurate with high quality materials, workmanship and design standards. Prior to first commercial sale or production of any Licensed Merchandise, Licensee shall submit for Licensor's prior approval two copies of the Prototype of each different item of Licensed Merchandise that Licensee intends to market, including related proposed Packaging. The two copies of the Prototype must be sent to Danskin, Inc., attention: Director of Marketing, at the address to which notices must then be sent to Licensor pursuant to Article 20 hereof. Each such submitted Prototype shall be deemed accepted and approved by Licensor unless Licensor notifies Licensee of its objections thereto within ten (10) business days after receipt of such submission. In the event Licensor objects to any Prototype, Licensor shall state the particulars of such objections. Licensor and Licensee shall, if requested, consult and cooperate with each other for purposes of modifying the Prototype as expeditiously as possible. Licensee shall then resubmit a modified Prototype and it shall be deemed accepted and approved by Licensor unless Licensor notifies Licensee of its objection thereto within five
          (5) business days of its receipt thereof. The above approval process shall be repeated until such time as the Prototype has been finally approved by Licensor or the parties agree that the Prototype shall not be marketed as Licensed Merchandise. Licensee shall not manufacture, use or sell any Merchandise under the Licensed Mark without having received the prior approval of Licensor pursuant to this Section 4(B).

4    C.   The Licensed Merchandise manufactured on behalf of and sold by
          Licensee shall be similar in all material respects in materials, color, workmanship, designs, dimensions, styling and quality to the Final Prototype approved by Licensor. If, in the sole judgment of Licensor, any Licensed Merchandise is not being manufactured in accordance with the Final Prototype thereof, Licensor shall so notify Licensee in writing and Licensee shall promptly repair or change the Licensed Merchandise in question to conform to the Final Prototype. If, in the sole


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          judgment of Licensor, the Licensed Merchandise as repaired or changed does not conform to the Final Prototype, then the Licensed Mark shall be promptly removed from the Licensed Merchandise.

4    D.   In the event that the standard, style, appearance or quality of any
          Licensed Merchandise ceases to be acceptable to Licensor, Licensor shall have the right, exercisable in its reasonable discretion, to withdraw its approval of such Merchandise. Upon receipt of written notice from Licensor of its determination to withdraw such approval, Licensee shall, within sixty (60) days thereafter, either correct the deficiencies in the Merchandise to the satisfaction of Licensor or immediately cease the use of the Licensed Mark in connection with the promotion, advertisement, sale, manufacture, distribution or use of such Licensed Merchandise. (Nothing in the preceding sentence shall limit or restrict Licensor's right of termination pursuant to subparagraph 11(B)(iii) hereof.) Notice of such election by Licensor to withdraw approval shall not relieve Licensee from its obligation to pay royalties on such Licensed Merchandise for Sales made by Licensee to the date of disapproval or thereafter, as permitted herein.

4    E.   Except as specifically provided below, all right, title and interest in and to the sketches, designs, and specifications of the Merchandise, including any modifications and improvements thereto, which are not part of the public domain, shall be the sole property of the Licensee; provided, however, that all Merchandise manufactured during the Term from designs approved by Licensor shall bear the Licensed Mark. All Packaging which is not in the public domain or not theretofore used by Licensee shall be the sole property of Licensor. Except with regard to Packaging, in the event Licensor, as part of the approval process set forth in Section 4(B) above, delivers to Licensee any sketches, designs or specifications which Licensor believes to be novel and proprietary to Licensor, Licensor shall so notify Licensee in writing within ten (10) days of said delivery, but in any event before the commencement of production. If Licensee fails to object in writing to Licensor's claim that any such sketches, designs or specifications are novel and proprietary to Licensor within ten (10) business days of Licensee's receipt of Licensor's claim, then such claimed items as are not in the public domain shall be deemed to be the sole property of Licensor. Any such sketches, designs or specifications provided by Licensor and not claimed as novel and proprietary to Licensor pursuant to written notification as provided above shall be deemed to have originated with, and to be the property of, Licensee insofar as they are not part of the public domain. In order to effectuate the vesting of rights for novel sketches, designs, or specifications provided herein, Licensor and Licensee agree to execute appropriate documents, assigning to the other party whatever rights that party may have in the sketches, designs or specifications. In no event shall Licensee claim or acquire, whether by operation of law or otherwise, any right, title or interest in or to the Licensed Mark.

4    F.   Licensee may, subject to obtaining Licensor's prior written consent, utilize a third party for the sole purpose of manufacturing all or a portion of the Licensed Merchandise; provided that Licensee shall furnish Licensor with (a) an undertaking in the form annexed hereto as
          Exhibit 4(F), signed on behalf of both Licensee and such manufacturer, and (b) such further information, including, but not limited to, financial statements and credit reports of such manufacturer and a description of the Licensed Merchandise to be manufactured by it, as Licensor may require.

4    G.   Licensor shall on reasonable notice to Licensee have the right to visit and inspect any and all


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


          manufacturing facilities (whether owned by Licensee or subcontracted with the consent of Licensor) in which Licensed Merchandise is being manufactured.

4    H.   Licensor shall have the right, upon written notice to Licensee, immediately to terminate the right of Licensee to manufacture Licensed Merchandise through any manufacturing facility at Licensor's sole discretion at any time it determines to its satisfaction that such manufacturer has infringed, or is infringing, any of the trademarks, patents, copyrights or designs of Licensor, or has pirated, or is pirating, the trademarks, patents, copyrights or designs of Licensor, or otherwise improperly has used, or is using, the trademarks, patents, copyrights or designs of Licensor.

4    I.   Licensee agrees to exercise commercially reasonable efforts to safeguard the prestige of the Licensed Mark for the benefit of Licensor. Licensee shall not market any of the Licensed Merchandise as seconds or irregulars, unless Sales of such Licensed Merchandise does not exceed, during any four (4) consecutive Quarterly Periods, four percent (4%) of the total Sales of the Licensed Merchandise during such Periods.

4    J.   The Licensed Merchandise shall be sold by Licensee only at wholesale and only to specialty stores, sporting goods stores, better department stores (excluding discount stores such as KMart and Walmart), warehouse or price clubs and retail catalogs, subject in each case to the prior approval of Licensor. Sales to Sears are permitted only of children's Merchandise. Licensee shall not (1) sell or distribute any Licensed Merchandise to discounters, wholesalers, jobbers, diverters, or any other entity which does not sell at retail exclusively, or (2) sell the Licensed Merchandise directly to the public in retail stores, catalogs or otherwise unless Licensee submits a proposal to Licensor outlining its plans for the development of such a business and Licensor approves such proposal, in the exercise of its sole discretion.

4    K.   Attached hereto as Exhibit 4(K) is a true and complete schedule setting forth the name and address of all stores or other customers to which Licensee proposes to sell or distribute Licensed Merchandise, which customers are hereby approved by Licensor. Licensee shall update such list on a quarterly basis. Licensor shall have the right to disapprove, or withdraw its prior approval, of all or any portion of the list. Licensee shall not sell Licensed Merchandise to any customer that has not first obtained the approval of Licensor or as to which Licensor has withdrawn its prior approval.

4    L.   For purposes of monitoring quality, and for promotional and/or advertising purposes, Licensee agrees to provide to Licensor, upon request and free of charge, a reasonable number of current production samples of Licensed Merchandise.

4    M.   Any approval of Licensor required under this Agreement shall not
          (unless otherwise expressly provided herein) be withheld unreasonably and (except as otherwise expressly herein provided) any sample or artwork submitted to Licensor which has not been disapproved in writing within ten (10) business days after receipt by Licensor shall be deemed to have been approved. However, Licensor's approval of any Prototype or artwork shall not be construed to mean that Licensor has determined that the sample or artwork conforms to the laws or regulations of any jurisdiction, or that it is not in conflict with any other licensed articles and Licensor shall not bear any liability for such approval.


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


4    N.   In any review conducted hereunder, Licensor is acting in an advisory capacity only, and shall have no responsibility for the operation of Licensee's business or its manufacturing, distribution, sales or facilities used in connection therewith, whether upon the recommendation of Licensor or otherwise.


5.        Use of Licensed Mark

5    A.   All Licensed Merchandise will bear at least one label with the
          Licensed Mark in a form approved by Licensor in accordance with this
          Article 5. Licensee agrees that it will use and display the Licensed Mark only in the form in which it is registered and shall not use any variations thereof or an abbreviated form thereof unless such is specifically approved by Licensor in writing. Licensee shall submit to Licensor for its prior approval copies of all advertising, including coop advertising, promotional materials (including incentives designed to promote sales such as gift items), Packaging or trade materials utilizing the Licensed Mark, (including business cards, invoices, stationery and other printed matter) prepared by or for Licensee for use in connection with the Licensed Merchandise and the Licensed Mark. Any advertising, labeling, office stationery, invoices, etc. containing the Licensed Mark shall include an (R) in a circle adjacent to the Licensed Mark and shall be used solely in conjunction with the sale of Licensed Merchandise.

5    B.   Licensee will not use the Licensed Mark as a Corporate name or as a trademark, in whole or in part, or in such a way as to give the impression that the Licensed Mark is the property of Licensee. Licensee shall not use any mark other than the Licensed Mark (a "Secondary Mark") in connection with any of the Licensed Merchandise or on labels, tags, packaging or wrapping materials therefor without obtaining the prior written consent of Licensor. Licensee hereby sells, transfers and assigns to Licensor all right, title and interest in and to all Secondary Marks used in connection with the Licensed Mark along with the goodwill associated therewith. Licensee's right to use any approved Secondary Mark shall be only for a period concurrent with the Term or such shorter period as specified in Licensor's approval, unless sooner terminated as herein provided. Licensor shall have the right to proceed with applications to register the same in its name or in the name of any related company and Licensee shall provide its reasonable assistance with respect thereto.

5    C.   Licensor may, to the extent Licensor reasonably deems it necessary to the protection of its rights in and to the Licensed Mark, from time to time issue written uniform rules and instructions to Licensee regarding use of the Licensed Mark, and required marking legends or notices which Licensee shall use in connection with the Licensed Mark.

5    D.   Upon request of Licensor, but not more than once in each Annual Period during the Term, Licensee will make a written or oral presentation to Licensor detailing Licensee's plans to commercialize the Licensed Merchandise and will submit to Licensor for its review a complete written business plan, including marketing, advertising and sales plans. Licensee agrees to provide Licensor with such additional information as Licensor may reasonably request.


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


5    E.   Licensee will comply with all laws, rules, regulations and requirements of any governmental body which may be applicable to the manufacture, advertising, distribution, sale, packaging, publicity or promotion of the Licensed Merchandise.

5    F.   Licensor and its duly authorized representatives shall have the right, at any time within the Term during normal business hours and upon reasonable notice, to inspect all facilities utilized by Licensee (and its contractors and suppliers, to the extent Licensee may employ same) in connection with the manufacture, sale, storage or distribution of the Licensed Merchandise (provided, that the respective identities of Licensee's suppliers and contractors, if any, shall be deemed confidential and proprietary information to which the confidentiality obligations under Article 16 hereof shall apply). Licensee shall take all steps reasonably requested by Licensor to protect against the misuse of the Licensed Mark by its suppliers, contractors and customers. In addition, Licensee shall, upon demand by Licensor, terminate any supplier or contractor whose use of child labor, prison labor or unfair labor practices violates the policies of Licensor or any United States governmental authority in this regard or any law or regulation in effect in the Territory.


6.        Royalty

6    A.   Licensee shall pay Licensor, in United States currency, royalties with respect to Net Sales during each Annual Period (the "Percentage Royalties"), as follows: (i) with respect to Sales to department stores (industry standard definition, but excluding J.C. Penney, Sears and Montgomery Ward), three percent (3%) of Licensee's annual Net Sales of Licensed Merchandise (except for Sales of girls' products) up to and including $5,000,000; and five percent (5%) of the excess of such Net Sales over $5,000,000; (ii) with respect to Sales to customers other than department stores, as defined above, six percent (6%) of Licensee's annual Net Sales of Licensed Merchandise (except for Sales of girls' products) up to and including $4,000,000; four percent (4%) of the excess of such Net Sales over $4,000,000 and up to and including $8,000,000; and five percent (5%) of the excess of such Net Sales over $8,000,000; and (iii) with respect to Sales of girls' products, four percent (4%) of Licensee's annual Net Sales of such Licensed Merchandise. The Percentage Royalties shall be paid by Licensee within thirty (30) days after the last day of each Quarterly Period on the Net Sales of all Licensed Merchandise sold during such Quarterly Period.

6    B.   Notwithstanding the provisions of Section 6(A) above, Licensee shall in any event be obligated to pay Licensor a Guaranteed Minimum Royalty, in United States currency, for each Annual Period as set forth below. If the Percentage Royalties payable by Licensee under
          Section 6(A) above with respect to any Quarterly Period do not equal or exceed the amount of Guaranteed Minimum Royalties for such Quarterly Period, as set forth in the table immediately below, then Licensee shall pay to Licensor the amount of such shortfall in accordance with Section 6(C). Licensee understands and agrees, however, that its failure to meet the applicable Minimum Annual Net Sales shall be grounds for termination and/or non-renewal of this Agreement and may not be cured merely by Licensee's payment of the applicable Guaranteed Minimum Royalties.

                              Minimum       Annual Guaranteed      Guaranteed
Annual Period            Annual Net Sales    Minimum Royalty   Quarterly Payment
-------------            ----------------    ---------------   -----------------


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

Initial Term
------------
First Annual Period           $6,000,000         $120,000           $30,000
Second Annual Period          $6,000,000         $120,000           $30,000
Third Annual Period           $6,000,000         $120,000           $30,000

First Renewal Term
------------------
First Annual Period           $7,000,000         $120,000           $30,000
Second Annual Period          $7,000,000         $120,000           $30,000
Third Annual Period           $7,000,000         $120,000           $30,000

Second Renewal Term
-------------------

First Annual Period           $8,000,000         $120,000           $30,000
Second Annual Period          $8,000,000         $120,000           $30,000
Third Annual Period           $8,000,000         $120,000           $30,000

6    C.   The Guaranteed Minimum Royalty referred to in the immediately preceding Section 6(B) shall be payable for each Annual Period in four
          (4) equal quarterly installments within thirty (30) days following the close of each Quarterly Period, on or before each April 30, July 31, October 31 and January 31. Licensee shall be entitled to credit, against each Guaranteed Minimum Royalty payment made by Licensee in respect of a Quarterly Period, any amount by which (x) the total of all Guaranteed Minimum Royalty payments and Percentage Royalty payments paid for all prior Quarterly Periods in the current Annual Period, exceed (y) the total of all Guaranteed Minimum Royalty payments which were payable for all prior Quarterly Periods in the current Annual Period.

6    D.   Notwithstanding the foregoing, in the event of the termination hereof prior to the expiration of the Initial Term or any Renewal Term, the Percentage Royalties on Net Sales shall be payable within thirty (30) days after such termination for the portion of the Quarterly Period up to the date of such early termination. In the event Licensee exercises its option pursuant to Section 12(B) hereof to temporarily extend the license herein granted for purposes of liquidating its inventory of Licensed Merchandise, Licensee shall account for and make all payments of Percentage Royalties based on Net Sales within (30) days after each Quarterly Period or portion thereof until final termination. Licensor agrees to refund within 30 days to Licensee any portion of Licensee's payment of Percentage Royalties as may be appropriate to reflect returns of Licensed Merchandise received by Licensee subsequent to any payment of Percentage Royalties pursuant to this Section 6(D).

6    E.   Within thirty (30) days following the conclusion of each Quarterly
          Period, Licensee shall deliver to Licensor an itemized statement setting forth the total Net Sales of Licensed Merchandise during said period and, at the same time, shall deliver to Licensor a royalty payment as provided in Section 6(A) above, but in no event an amount less than the quarterly Guaranteed Minimum Royalty payment payable for the Quarterly Period last ended. The itemized statement referred to above shall contain the computation of Percentage Royalties earned during such Quarterly Period, in sufficient detail to be audited from Licensee's books.

6    F.   Within sixty (60) days after the end of each Annual Period Licensee shall submit to Licensor
          a report setting forth, for the immediately previous Annual Period, the totals of all information contained in the quarterly statements provided to Licensor pursuant to Section 6(E) above, along with two tabulations showing (i) a listing by SKU number of the total units and Net Sales thereof including all returns and deductions for the Annual Period for which the statement is submitted and (ii) a listing by customer showing the customer's name, location and Net Sales to such customer for the Annual Period for which the statement is submitted. Such report shall be prepared in accordance with generally accepted accounting principles, as applicable, which shall be consistently applied, and shall be accompanied by a certification of Licensee's chief financial officer to the effect that such officer has reviewed the report and the quarterly statements furnished by Licensee hereunder as well as Licensee's books of accounts and records, that such report has been prepared in accordance with generally accepted accounting principles as applicable, which were applied on a consistent basis, and that, in such officer's opinion, such report and quarterly statements are complete and correct.

6    G.   Within sixty (60) days after the end of each Annual Period, if requested by Licensor, and in event within sixty (60) days after the date of expiration or termination of this agreement, Licensee shall submit to Licensor an accurate schedule (the "Inventory Schedule") setting forth, as of such date, the Licensee's inventories of Licensed Merchandise, detailed by SKU number, of any Packaging, raw materials, work in process or finished inventory of Licensed Merchandise which is on hand or in transit as of the close of business on such date (hereinafter the "Inventory").

6    H.   All royalty payments, reports and accounting statements are to be sent to Danskin, Inc., Attention: Chief Financial Officer, at the address to which notices to Licensor are then to be sent pursuant to Article 20 hereof.


7.        Records

7    A.   Licensee shall maintain, at its main offices, true and accurate books and records, in accordance with generally accepted accounting principles, containing all particulars which may be necessary for the purpose of conducting its business according to the terms and conditions herein contained and for determining the amounts payable to Licensor pursuant to Article 6 and Section 12(B). Licensee shall make such books and records available to Licensor and its designated representatives during regular business hours and upon reasonable notice during the Initial Term and any Renewal Term and for a period of twenty-four (24) months after each such period for the purpose of verifying Licensee's reports, records and payments hereunder. Licensor and its representatives shall be entitled to make copies, at Licensor's expense, of any such records subject to Licensor's obligation to treat information contained in such records as confidential pursuant to Article 16. Licensee shall render such assistance to Licensor and its designated representatives as they may reasonably request. If, upon inspection of the books and records being maintained by Licensee as required hereunder, Licensor uncovers an error in royalty computation such that royalties paid for any period being reviewed are to be adjusted by greater than five percent (5%) of the royalties actually paid by Licensee for such period, Licensee shall promptly make whatever payments may be necessary to reimburse Licensor for the reasonable costs of conducting the audit. Additionally, if the audit uncovers an underpayment or overpayment of royalties, Licensee (or

          Licensor) agrees to promptly make (or return) such discrepancy in payment and, in the event of an underpayment of royalties, Licensee shall pay interest to Licensor in accordance with Article 18 hereof.


8.        Trademark and Related Rights

8    A.   Licensee acknowledges that the Licensed Mark has acquired valuable goodwill with the public and that products bearing the Licensed Mark have acquired a reputation of high quality, prestige and style. Licensee acknowledges that Licensor is the owner of all right, title and interest in and to the Licensed Mark in any and all forms or embodiments thereof, and is also the owner of the goodwill attached to the Licensed Mark including that which arises from the sale of Licensed Merchandise hereunder. Sales by Licensee of the Licensed Merchandise shall be deemed to have been made by and for the benefit of Licensor for the purposes of securing trademark rights and/or registration and all uses of the Licensed Mark by Licensee,and any goodwill arising therefrom, shall inure to the benefit of Licensor. Licensee hereby assigns to Licensor any rights to the Licensed Mark which may, by operation of law or otherwise, vest in Licensee, and any goodwill arising therefrom, which shall in any event inure to the benefit of Licensor. Licensee shall not attempt to register the mark "DANSKIN(R)", or any variation or simulation thereof, for its own benefit in any country in the world. Licensee agrees that it will not knowingly directly or indirectly infringe the "DANSKIN(R)" trademark in countries outside the Territory and will not contribute to or induce such infringement by selling Licensed Merchandise to persons whom Licensee knows, or reasonably has reason to know, intend to infringe the "DANSKIN(R)" trademark outside the Territory.

8    B.   Licensee acknowledges that only Licensor may file or prosecute trademark applications to register the Licensed Mark for the Merchandise. Licensee will cooperate with Licensor in connection with the filing and prosecution by Licensor of any applications to register the Licensed Mark as a trademark within the Territory, including the Territory as such may be amended from time to time hereafter, and the maintenance or renewal of any trademark registration, and will, free of charge, supply Licensor with such Licensed Merchandise, including samples, containers, labels and other uses of the Licensed Mark, as may reasonably be requested by Licensor in connection therewith. Licensee shall promptly execute all documents (including, but not limited to, the making and terminating of registered user agreements) which Licensor may reasonably request in order to obtain or maintain a registration in any jurisdiction or to establish or to maintain Licensor's ownership of the Licensed Mark in any jurisdiction. Except as otherwise expressly provided in this Section 8(B), Licensor will pay all costs and fees incurred by it or Licensee, if Licensee incurs such expenses at the request of Licensor, in connection with filing for, obtaining, maintaining or renewing any trademark registration of the Licensed Mark in any jurisdiction. The rights and obligations under this Section 8(B) shall survive termination of this Agreement.


8    C.   Licensee agrees and undertakes to use the Licensed Mark strictly in compliance with and observance of any and all applicable trademark laws and to use such legends, markings or notices in connection therewith as are required by law or otherwise reasonably required by Licensor to protect its rights. Upon expiration or termination of this Agreement for any reason whatsoever, Licensee will execute and file any and all documents required by Licensor regarding the Licensed Mark. Licensor shall be solely responsible for bearing all expenses incurred in preparing and recording any such documents.

8    D.   Licensee agrees (i) not to challenge or in any manner impugn the validity of this Agreement or the validity or ownership by Licensor of the Licensed Mark or any application for registration thereof, or any trademark registrations thereof, in any jurisdiction, and (ii) not to contest the fact that Licensee's rights under this Agreement, subject to the provisions of Section l2(B) hereof, terminate upon termination of this Agreement. Licensee shall not become a party adverse to Licensor in any litigation in which others may contest the validity of the Licensed Mark or Licensor's rights thereto. The provisions of this Section shall survive any termination or expiration of this Agreement.

8    E.   Licensee shall not commit any act, suffer to be done any act, fail to act or at any time use, promote, advertise, display, commercialize or otherwise use the Licensed Mark or Licensed Merchandise or any material utilizing or reproducing the Licensed Mark or Licensed Merchandise, in a manner that will adversely affect any rights of Licensor thereto or therein or which in any way derogates the value or reputation of the Licensed Mark.


9.        Indemnification and Insurance

9    A.   Licensor does hereby agree to indemnify and hold harmless Licensee, its parents, subsidiaries, and affiliates and their officers, directors and employees against any and all liabilities, claims, causes of action, suits, damages and expenses for which they or any of them may become liable or may incur or be compelled to pay in any action or claim against them or any of them for or by reason of (a) the infringement of another's trademark as a result of Licensee's approved use of the Licensed Mark within the Territory, or (b) the infringement of design or trade secret rights as a result of Licensee's use of any designs, sketches or specifications provided by Licensor and claimed by Licensor as novel and proprietary to it pursuant to Section 4(E), provided that Licensee gives Licensor written notice of each such claim within ten (10) business days of receipt of such claim (although any failure or delay in giving such notice shall not affect Licensor's indemnification obligations unless Licensor's ability to defend is materially prejudiced thereby) and the opportunity to control the defense of any such claim through counsel of its own choosing, and fully cooperates with Licensor in the defense against such claim. If Licensor elects not to undertake the defense of any such claim, it shall pay or reimburse Licensee, immediately upon request, for all reasonable costs and expenses, including but not limited to reasonable attorneys' fees and expenses, that Licensee may incur in the defense of such claim.


9    B.   Licensee does hereby agree to indemnify and hold harmless Licensor, its subsidiaries and affiliates and their officers, directors and employees against any and all liabilities, claims, causes of action, suits, damages and expenses for which they or any of them may become liable or may incur or be compelled to pay in any action or claim against them or any of them for or by reason of (a) the infringement of any patent, design or trade secret rights of third parties as a result of Licensee's use of any designs, sketches or specifications provided by

          Licensee or its contractors, (b) any acts that may be committed, omitted or suffered by Licensee or any of its servants, agents or employees in connection with the performance of this Agreement, or (c) any acts giving rise to liability in connection with Licensed Merchandise including, but not limited to, the manufacture, marketing, promotion, publicity, sales, advertising, use, or distribution of Licensed Merchandise. Licensor shall give Licensee written notice of any such claim within ten (10) business days of receipt of such claim (although any failure or delay in giving such notice shall not affect Licensee's indemnification obligation unless Licensee's ability to defend is materially prejudiced thereby) and the opportunity to control the defense thereof through attorneys of its own choosing and reasonably approved by Licensor. Licensor shall fully cooperate with Licensee in the defense against any such claim. If Licensee elects not to undertake the defense of any such claim, it shall pay or reimburse Licensor, immediately upon request, for all reasonable costs and expenses, including but not limited to reasonable attorneys' fees and expenses, that Licensor may incur in the defense of such claim.

9    C.   A party obligated to make indemnification by the terms of this Article
          9 (the "(Indemnifying Party") may, without the consent of the party to be indemnified (the "Indemnified Party"), settle or compromise or consent to the entry of any judgment in any action involving only the payment of money which includes as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a duly executed written release of the Indemnified Party from all liability in respect of such action which written release shall be reasonably satisfactory in form and substance to counsel for the Indemnified Party; provided, however, that if the money to be paid in connection with such settlement, compromise, or entry of judgment (the "Cash Settlement") is payable in installments, the Indemnifying Party shall be required to provide a letter of credit or such other security for the payment of the entire Cash Settlement as shall be satisfactory to counsel to the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any action involving relief other than the payment of money in any manner that, in the reasonable judgment of the Indemnified Party, would adversely affect the Indemnified Party. So long as the Indemnifying Party is contesting any claim in good faith, the Indemnified Party shall not pay or settle any such claim, unless such settlement includes as an unconditional term thereof the delivery by the claimant or plaintiff and by the Indemnified Party to the Indemnifying Party of duly executed written releases of the Indemnifying Party from all liability in respect of such claim which written releases shall be reasonably satisfactory in form and substance to counsel for the Indemnifying Party. The Indemnified Party shall cooperate fully (at the Indemnifying Party's expense) in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article 9.

9    D.   In any legal action between the parties involving a claim for indemnification hereunder, the prevailing party shall be entitled to recover its costs and expenses incurred in such action, including reasonable attorneys' fees.

9    E.   At all times during the Term, Licensee agrees to carry, with an insurance carrier having been authorized to do business in the State of Pennsylvania and having a rating of A+ according to Best's Insurance Reports, a broad form Comprehensive General Liability Insurance Policy written on an occurrence basis covering its activities with respect to the Licensed Merchandise which includes but is not limited to coverage for contractual liability, premises, operations, products and completed operations, personal and advertising injury liability and broad form property damage liability, with limits of liability of at least $2 Million per occurrence and $3 Million in the annual aggregate. Licensee shall have Licensor named as an additional insured on such policy. Licensee shall, upon request by Licensor, deliver to Licensor (i) a certificate of such insurance from the Licensee's insurance carrier which sets forth the scope of coverage and the limits of liability stated above and further provides that the policy may not be materially changed or canceled without thirty (30) days prior written notice to Licensor and/or (ii) a copy of the policy.


10.       Infringement

10   A.   Licensee shall promptly notify Licensor of any infringement or imitation of the Licensed Mark by third parties, or any act of unfair competition by third parties relating to the Licensed Mark, promptly after such infringement or act shall come to Licensee's attention. After receipt of such notice from Licensee, Licensor shall, in the exercise of its sole discretion, decide whether to take action to stop such infringement or other act. If Licensor decides to take such action, Licensee shall fully cooperate with Licensor and, if so requested by Licensor, shall join with Licensor as a party to any action brought by Licensor. Licensor shall bear all expenses in connection with such action. Any recovery as a result of such action belong solely to Licensor. If Licensor, in the exercise of its discretion, declines to commence, prosecute or settle any such infringement, then Licensee, at its own expense, may take steps to stop such infringement subject to the following conditions: (i) Licensor shall have the right to approve the selection of counsel by Licensee; (ii) Licensee shall keep Licensor continuously apprised of the progress of such proceeding, and (iii) no settlement or compromise of such proceeding may be made by Licensee without the prior written approval of Licensor, which approval shall not be unreasonably withheld or delayed. All intangible benefits resulting from such proceeding shall inure to the benefit of Licensor. In the event that any monetary recovery is made against such infringer, Licensee shall recoup its litigation expenses, including reasonable counsel fees, from such recovery and then remit the balance of the recovery to Licensor.

10   B.   In the event that any person other than Licensee or a customer shall use the Licensed Mark in a manner which infringes upon the exclusive License hereby granted, Licensor shall, following written notice thereof from Licensee, initiate any action which Licensor, in the exercise of its reasonable discretion, deems appropriate to restrain such infringement with respect to the Licensed Merchandise. In such event Licensee shall, at Licensor's expense, join with Licensor in such action to the extent and in such manner as Licensor, in its reasonable discretion, may deem advisable for the protection of the respective rights of Licensor and/or Licensee to the Licensed Marks. Licensee agrees to cooperate fully with Licensor in connection with any such claims or suits and undertakes to furnish full assistance to Licensor in the conduct of all proceedings in regard thereto. Licensor shall have the sole right, exercisable in its sole discretion, to settle any claim or suit of the kind referred to in this Section 10(B).

11.       Termination

     Notwithstanding the terms and conditions of Article 3 hereof, this Agreement may be terminated in accordance with the following provisions:

11   A.   Either party may terminate this Agreement by giving notice in writing to the other party in the event the other party (the "Defaulting Party") fails to perform its obligations or acts in breach of its covenants as set forth in this Agreement and such Defaulting Party fails to take all reasonable steps necessary to cure such default within (30) days after delivery of written notice of such default from the other party. Notwithstanding the preceding sentence, in the event of a breach by Licensee of its obligations under Articles 2, 4, 5, 6 or 8 hereof, Licensor may terminate this Agreement within ten (10) days after delivery of written notice of such breach to Licensee if Licensee fails to remedy such breach within such ten (10) day period. Notwithstanding the foregoing, if, at any time during the Term, Licensor gives notice to Licensee of default or breach two (2) times, then upon the third notice Licensee shall no longer have the right to remedy the breach and termination shall be effective at the time of notice. The failure of Licensor to exercise this right to terminate for any breach shall not affect its right to exercise such right upon a subsequent breach.

11   B.   Without prejudice to any other rights Licensor may have, Licensor may terminate this Agreement, without liability, at any time:

          (i) If Licensee fails to continue the bona fide distribution and sale of the Licensed Merchandise for a consecutive period in excess of six months; or

          (ii) If Licensee understates royalties due for any royalty report by ten (10 %) percent or more, and fails to pay such deficiency within ten (10) days after delivery of written notice of such deficiency to Licensee, or misrepresents or misstates material information in any other report required or requested under this Agreement; or

          (iii) If the quality of Licensed Merchandise (other than seconds) is materially lower (as determined by Licensor in its sole subjective discretion) than Final Prototypes, and Licensee fails to correct the deficiencies to the satisfaction of Licensor within ten (10) days of written notice; or

          (iv) If Licensee fails to achieve the Minimum Annual Net Sales specified in Section 6(B) hereof for any Annual Period; provided, however, that Licensor shall not have such right of termination if, together with the report required to be delivered under Section 6 (F), Licensee shall have paid to Licensor an amount equal to the difference between the amount of Guaranteed Minimum Royalty previously paid with respect to such Annual Period and the Percentage Royalties that would be calculated with respect to the Minimum Annual Net Sales for such period.

11   C.   If either party shall make an assignment for the benefit of creditors, or shall generally not pay its debts as they become due, or shall file a petition commencing a voluntary case under the Bankruptcy Reform Act of 1978, 11 U.S.C. Section 101 et seq., as amended or any successor thereto (the "Bankruptcy Code"), or shall be adjudicated an insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulations, or shall file any answer admitting or shall fail to deny the material allegations of such petition filed against it for such relief, or consent to the filing of any such petition or shall seek or consent to or acquiesce in the appointment of any, agent, trustee, receiver, custodian, liquidator or similar officer for it or of all or any substantial part of its assets or properties, or its directors or majority stockholders shall take any action authorizing any of the foregoing or looking to its dissolution or liquidation, or it shall cease doing business as a going concern, or an order for relief shall be entered against it under any chapter of the Bankruptcy Code, this Agreement shall automatically, without notice or any further act or deed of any party, terminate and be of no further force or effect, except that any and all liabilities and obligations of the parties at the time outstanding under or in connection with this Agreement shall automatically, without notice or any further act or deed of any party, become due and payable.

11   D.   If, within sixty (60) days after the filing of any petition or the commencement of any proceeding against either party seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code or any other present or future statute, law or regulation, such proceeding shall not have been dismissed, or a decree or order of a court having competent jurisdiction shall have been entered approving as properly filed any such petition, or if, within sixty (60) days after the appointment, without the consent or acquiescence of such party, of any agent, trustee, receiver, custodian, liquidator or similar officer for it or of all or any substantial part of its properties, such appointment shall not have been vacated, this Agreement shall automatically, without notice or any further act or deed of any party, terminate and be of no further force or effect, except that any and all liabilities and obligations of the parties at the time outstanding under or in connection with this Agreement shall automatically, without notice or any further act or deed of any party, become due and payable.

11   E.   In the event Licensee attempts to assign or sublicense any of its rights hereunder without the prior written approval of Licensor as required by the terms of Section 2(G), this Agreement shall terminate immediately, without notice to Licensee or any other action on Licensor's part.

11   F.   In the event that during the Term hereof the Licensed Mark is finally held invalid or unenforceable in the Territory by a court of competent jurisdiction, from which decision Licensor fails or elects not to appeal, or any court of competent jurisdiction permanently enjoins the use of the Licensed Mark as contemplated hereby, Licensee's sole remedy, except for the indemnification provided in Section 9(A), shall be termination of this Agreement without any further liability hereunder and Licensee shall not otherwise be entitled to damages from Licensor of any nature or sort whatsoever.

11   G.   If, in a single transaction or a series of transactions, Licensee sells or otherwise disposes of substantially all of its business or assets to a third party, or such of the outstanding voting equity interest in Licensee is transferred (by disposition, or otherwise), in a single transaction or a series of transactions, as shall result in control over the management of Licensee to be thereby substantially changed, this Agreement shall terminate immediately, without notice to Licensee or any other action, on Licensor's part.

12.       Effect of Expiration or Termination

12   A.   Except to the extent provided in Section 12(B) hereof, upon the expiration or termination of this Agreement for any reason, neither Licensee nor its receivers, representatives, agents, successors or permitted assigns shall have any right to exploit or in any way use the Licensed Mark. Except to the extent provided in Section 12(B) hereof, upon such expiration or termination of this Agreement, Licensee shall forthwith discontinue all use of the Licensed Mark and shall not thereafter use the Licensed Mark or any variation or simulation thereof, or any mark confusingly similar thereto, and Licensee hereby irrevocably releases and disclaims any right or interest in or to the Licensed Mark. Within (30) days of the expiration or termination of this Agreement, Licensee shall provide Licensor with an Inventory Schedule pursuant to Section 6 (G).

12   B.   If, upon the expiration of this Agreement or its termination prior to expiration, other than by Licensor pursuant to Section 11 (A), 11 (B), 11 (C), 11 (D) or 11 (E), Licensee shall have on hand any Inventory and if Licensee is not otherwise in default under this Agreement, Licensee may continue to use the Licensed Mark solely in connection with the advertising, merchandising, promotion and sale of the Inventory for a period of six (6) months following the expiration or termination of this Agreement (the "Sell-Off Period") under a nonexclusive license. During such Sell-Off Period, Licensee shall be obligated to continue to pay Licensor the Percentage Royalties provided for in Section 6(A) and, anything herein to the contrary notwithstanding, all advertising, merchandising, promotion and sale of the Inventory during the Sell-Off Period shall continue to be subject to, and performed in accordance with, the terms of this Agreement (including, without limitation, Article 4 hereof). If Licensee elects to continue to use the Licensed Mark as provided under this Section, it shall notify Licensor of its election thirty (30) days prior to the expiration or termination of this Agreement. IN NO EVENT SHALL LICENSEE ACCEPT, AFTER THE TERMINATION OR EXPIRATION OF THIS AGREEMENT, ANY ORDER FOR NEW PRODUCTION OF LICENSED MERCHANDISE TO BE MANUFACTURED AFTER THE CLOSE OF THE SELL-OFF PERIOD NOR ANY OTHER ORDER WHATSOEVER THAT SHALL REQUIRE DELIVERY AFTER THE CLOSE OF THE SELL-OFF PERIOD. Licensee's Sales of Licensed Merchandise during the Sell-Off Period must not exceed the reported Inventory.



12   C.   Notwithstanding the foregoing, or Licensee's desire to use the
          Licensed Mark as provided in Section 12(B) above, Licensor shall have the option, exercisable by written notice to Licensee within thirty
          (30) days after its receipt from Licensee of the complete Inventory Schedule as provided in Section 12(A), to purchase any or all of the Inventory not subject to outstanding bona fide purchase orders, for an amount (the "Inventory Price") equal to the standard cost of manufacturing to Licensee of the Inventory being purchased or its fair market value, whichever is lower. (In the event that the parties cannot agree upon the fair market value of any Inventory, Licensor shall be entitled to purchase same at the fair market value claimed by Licensor, subject to the agreement of Licensor that such dispute as to fair market value shall subsequently be submitted to arbitration pursuant to Section 17(B) and the agreement of the parties that the costs of the prevailing party in such arbitration shall be borne by the other party). In the event that Licensor notifies Licensee of its desire to purchase the Inventory on hand, such notice shall apply only to that portion of the Inventory remaining on the date said notice is received by Licensee. Upon such day within thirty (30) days of its receipt of such notice as Licensor shall designate to Licensee in writing, Licensee shall deliver to Licensor or its designee all of the Inventory referred to therein against payment by Licensor of the full Inventory Price in cash. Licensor shall pay Licensee only for such Inventory as is deemed by Licensor, in its reasonable discretion, to be in marketable condition.

12   D.   Upon the expiration or termination of this Agreement or upon the expiration of the Sell-Off Period provided for in Section 12(B) hereof, Licensee shall, at its own expense, destroy all labels, packaging, advertising and promotional materials bearing the Licensed Mark and confirm such destruction to Licensor in writing.

12   E.   Notwithstanding any termination or expiration of this Agreement,
          Licensor shall have, and hereby reserves, all the rights and remedies which it has, or which are granted to it by operation of law, with respect to the collection of royalties or other funds payable by Licensee pursuant to this Agreement and the enforcement of all rights relating to the establishment, maintenance or protection of the Licensed Mark. In addition, upon termination or expiration of this Agreement, both Licensee and Licensor shall continue to have rights and remedies hereunder, or granted to each of them by operation of law, with respect to damages for breach of this Agreement on the part of the other.

12   F.   Licensor may, during the Sell-Off Period, manufacture, advertise, promote, sell and distribute Merchandise directly or through others, and grant licenses to third parties with respect to the Merchandise and the Licensed Mark.

12   G.   One hundred and twenty (120) days prior to the expiration of the
          Initial Term or of any Renewal Term, if Licensee chooses not to renew this Agreement or does not qualify under Section 3(A) to do so, Licensor shall have the right to manufacture, advertise, promote, sell and distribute Licensed Merchandise in the Territory directly or through others and to grant licenses in connection therewith to third parties, provided such Licensed Merchandise shall not be shipped prior to the expiration of the Term of this Agreement.



12   H.   Upon the expiration or termination of this Agreement in accordance herewith, Licensee shall not be entitled to termination payments, compensation, reimbursements, or damages on account of any loss of prospective profits on anticipated sales or on account of expenditures, including for advertising, promotion or for manufacturing facilities, investments, leases, or other commitments relating to the business or goodwill of Licensee.


13.       Bankruptcy and Financial Covenants

13   A.   Notwithstanding the provisions of Section 11 (C) and Section 11 (D), in the event that it is determined by any court or bankruptcy trustee that this Agreement may be assumed or assigned in connection with a case commenced by or against either party under the Bankruptcy Code, Licensor and Licensee hereby acknowledge that adequate assurance of future performance under this Agreement (within the meaning of the Bankruptcy Code) shall include, inter alia, adequate assurance:

          (i) that any and all royalty payments and other consideration due from Licensee to Licensor under or pursuant to this Agreement shall be duly and timely paid and shall not decline from the levels specified in this Agreement;

          (ii) that the assumption or assignment of this Agreement will not result in the breach by Licensor or any other party of any provision in any other license, contract, or agreement relating to the Licensed Mark or otherwise;

          (iii) that any person or entity that assumes this Agreement or to which this Agreement is assigned shall fully and faithfully assume, observe and comply with the covenants, requirements and restrictions provided for under this Agreement and that termination rights for breach of this Agreement apply;

          (iv) that the value of the Licensed Mark for use in connection with the sale of Licensed Merchandise shall not be materially diminished by reason of the assumption or assignment of this Agreement; and

          (v) that the transferee of the license of the Licensed Mark will not be a direct competitor of Licensor.

     Any person or entity to which this Agreement is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Agreement on and after the date of such assignment. Any such assignees shall upon demand execute and deliver to Licensor or Licensee, as the case may be, an instrument confirming such assumption.



14.       Representations and Warranties

14   A.   Licensor represents and warrants that it has the full legal right, power and authority, and all corporate action has been taken that is necessary to authorize Licensor, to enter into this Agreement and to grant the rights and licenses granted herein by Licensor to Licensee.

14   B.   Licensor represents and warrants that to the best of its knowledge, the Licensed Mark does not infringe or otherwise violate the rights of any third party in the Territory.

14   C.   Licensee represents and warrants that it has the full legal right, power and authority, and all corporate action has been taken that is necessary to authorize Licensee, to enter into this

          Agreement and to consummate all transactions and to fulfill the obligations contemplated herein.

14   D.   Each of Licensor and Licensee represents and warrants that neither the execution and delivery hereof nor the consummation of the transactions contemplated hereby to be performed by it constitutes (with or without notice and/or passage of time) a default under, or breach of any term or provision of, any agreement or instrument to or by which it or any of its assets is subject or bound.


15.       Advertising and Sales Promotion

15   A.   Licensee shall exercise its best efforts to promote and advertise
          Licensed Merchandise in the various appropriate media throughout the Territory as may be approved by Licensor. Accordingly, Licensee agrees that during the Term it will expend an amount not less than one percent (1%) of Net Sales in each Annual Period for the purpose of advertising, promoting and publicizing the Licensed Merchandise. In the event Licensee fails to make the minimum advertising expenditures set forth above during any Annual Period, the amount of the deficiency shall, at Licensor's discretion, be paid to Licensor promptly following the rendering of the final accounting for said Annual Period, to be used as Licensor may elect to advertise and promote the Licensed Mark, or be added to the minimum advertising expenditures required to be spent by Licensee on advertising the Licensed Merchandise during the following Annual Period.

15   B.   "Advertising" as used in this Section shall include cooperative advertising whereby a third party contributes to advertising expenses incurred, and promotion and display advertising, as well as advertising appearing in print or other media. The following items shall not constitute expenditures towards this requirement: (i) the portion of any cooperative advertising paid by a third party and (ii) expenses incurred by Licensee in connection with its participation in any trade shows, for the preparation of catalogs, and for tags, labels and Packaging.

15   C.   Licensee agrees not to offer for sale, advertise or publicize any of the Licensed Merchandise without the prior written approval of Licensor. All advertising and promotional material including, but not limited to, artwork, displays and copy, shall be submitted to Licensor for its written approval prior to the use of any such advertising or promotional materials.

15   D.   No consumer advertising or promotional material shall contain reference to Licensor's name except that Licensee's tags and labels which have been approved by Licensor may utilize the following statement: "DANSKIN(R)(TM of DANSKIN, INC. used under license by Wundies Industries, Inc.)" only on approved Licensed Merchandise.

15   E.   Licensee shall maintain a separate area for exhibition of Licensed
          Merchandise within Licensee's showroom with reasonably prominent signage designating such area as a showroom for licensed DANSKIN(R)merchandise. Said showroom shall be staffed and maintained in a manner commensurate with the reputation and prestige of the Licensed Mark as a designation for high quality products. In addition, any Merchandise which bears the Licensed Mark shall be designed exclusively for the Licensed Merchandise.

16.       Confidentiality

16   A.   In connection with the performance of this Agreement, each of Licensor and Licensee will have access to certain confidential and proprietary information of the other party, including, but not limited to, business plans, proposed advertising, designs, sales records, financial data, identities of suppliers and manufacturers and manufacturer's know-how. Recognizing that such information represents valuable assets and property of the disclosing party, and the harm that may befall the disclosing party if any of such information is disclosed, the recipient agrees to hold such in strict confidence and not to use or otherwise disclose any such information to third parties without having received the prior written consent of the disclosing party. The obligation of confidentiality created herein shall survive the expiration or termination of this Agreement.

16   B.   The obligations of confidentiality created herein shall cease to apply
          (i) to information which falls into the public domain, provided it did not fall into the public domain through the unauthorized acts of the receiving party; (ii) to information which was in the receiving party's possession prior to its disclosure, or was later disclosed to the receiving party by a third party who is lawfully in possession of such and not bound by any restriction with respect to the disclosure of same; (iii) to information which is required to be disclosed by law, but only to the extent so required and only upon notice to the other party hereto; and (iv) to information that Licensor may be required to disclose in order to enforce its rights under this Agreement.


17.       Governing Law; Arbitration

17   A.   This Agreement shall be deemed to be a contract made under the laws of the State of New York and shall be governed by and construed in accordance with the laws of such State.

17   B.   Any controversy arising out of or relating to this Agreement shall be resolved by arbitration in the City of New York pursuant to the Commercial Rules then obtaining of the American Arbitration Association. The panel of Arbitrators appointed to settle any controversy or claim shall consist of three (3) arbitrators. The Arbitrators sitting in any such controversy shall have no power or jurisdiction to alter or modify any express provision of this Agreement or to make any award which by its terms affects any such alteration or modification.

17   C.   The parties consent to the jurisdiction of any Federal or State Court located in New York County and further consent that any demand for arbitration, or any process or notice of motion or other application to any such Court or a Judge thereof in connection with the same, may be served in or out of the State of New York by registered mail or by personal service provided a reasonable time for appearance is allowed.

17   D.   The provision for arbitration herein shall not be deemed any waiver of the rights of either party to any provisional remedy provided under New York law. It is agreed that in the event of any violation or threatened violation hereof, the other party hereto shall have the right to obtain a preliminary injunction enjoining any further violation of this Agreement pending the arbitration hearing.


18.       Interest

18   A.   Licensee shall pay interest to Licensor upon all overdue amounts payable under this Agreement at the prime rate, plus three percent (3%) per annum, in effect at The Chase Manhattan Bank, N.A. (or its successor), through the period from the due date to the date of payment. However, such payment shall in no way affect the rights of Licensor under this Agreement, including but not limited to those specified in Article 12 hereof.


19.        Importation of Merchandise

19   A.   All Merchandise caused to be manufactured by Licensee outside the
          United States shall be imported into the United States under the name of the LICENSEE ONLY. Any and all Merchandise imported under a name other than that of Licensee shall be deemed counterfeit by U.S. Customs and will be treated accordingly.

19   B.   In order to prevent the importation of counterfeit merchandise,
          Licensee shall use a customs broker approved by Licensor for all Merchandise imported under this Agreement. Licensor shall not be liable for any acts of or transaction with said broker.



20.       Notices

     All notices or other written communications required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed to be duly given when received if hand delivered (provided a receipt is obtained) or sent by overnight courier or mailed by certified or registered mail, return receipt requested (provided that if no return receipt is received, the notice shall be deemed delivered on the third business day following its deposit, properly addressed and postage prepaid, in the United States mails); if to Licensor, to the address of Licensor first above written, Attention: Director of Marketing, and if to Licensee, to the address of Licensee first above written. Notices shall also be deemed to have been received upon electronically confirmed transmission to the following facsimile transmission numbers:

          (i)   Licensor: (212) 768-1638

          (ii)  Licensee: (212) 967-2318

     Either party may change the address (or facsimile transmission number) to which such notice and other communications shall be sent by written notice to the other party, provided that any notice of change of address (or facsimile transmission number) shall be effective only upon receipt.


21.       Miscellaneous

21   A.   This Agreement sets forth the entire agreement and understanding between the parties hereto relating in any way to the use of the Licensed Mark, or to any other subject matter contained herein and merges all prior discussions between them. Neither party shall be bound by any definition, condition, warranty or representation other than as expressly stated in this Agreement, and this Agreement may not be amended or modified except by a written instrument duly executed by Licensor and Licensee.

21   B.   Nothing herein contained shall be construed to constitute the parties hereto as partners or as joint venturers, or either as an employee or agent of the other. Licensee shall not represent itself as agent or representative of Licensor for any purpose and shall have no right to create or assume any obligation of any kind, expressed or implied, for or on behalf of Licensor.

21   C.   The headings in this Agreement are for the convenience of the parties only and shall not effect the meaning or interpretation of this Agreement or any provisions thereof.

21   D.   No waiver by either party, whether expressed or implied, of any provision of this Agreement, or of any breach or default, shall constitute a continuing waiver of such provision or a waiver of any other provision of this Agreement. Acceptance of payments by Licensor shall not be deemed a waiver of any violation of, or default under, any of the provisions of this Agreement by Licensee.

21   E.   Except as otherwise provided herein, this Agreement shall. be binding upon and inure to the benefit of the parties, their successors and permitted assigns.

21   F.   This Agreement may be executed in one or more counterparts each of which shall be deemed one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.


DANSKIN, INC.                              WUNDIES INDUSTRIES, INC.
LICENSOR                                            LICENSEE


By:                                        By:
   -----------------------------------        ----------------------------------

Name:                                      Name:
     ---------------------------------          --------------------------------
           (Printed)                                         (Printed)

Title:                                     Title:
      --------------------------------           -------------------------------

                                                                    EXHIBIT 1(E)



                              LIST OF "MERCHANDISE'


                                     STYLES


              ================================================
              STYLE          DESCRIP
              -----          -------
              4250           DANSKIN CAMISOLE/PANTY SET
              4251           DANSKIN CAMISOLE/PANTY SET
              4265W          DANSKIN SPORTS BRA W/PANTY
              4266P          DANSKIN LACE BRA W/BIKINI
              4266W          DANSKIN LACE BRA W/PANTY
              4276           DANSKIN KNIT HEART CAMI SET
              4276L          DANSKIN CAMISOLE/PANTY SET
              4276M          DANSKIN CAMISOLE/PANTY SET
              4276P          DANSKIN CAMISOLE/PANTY SET
              4276W          DANSKIN CAMISOLE/PANTY SET
              4505-01        DANSKIN BRA SET
              4505-02        DANSKIN BRA SET
              4505-03        DANSKIN BRA SET
              4600-01        DANSKIN COT/SPAN UNDERWIRE BRA
              4600-02        DANSKIN COT/SPAN UNDERWIRE BRA
              4600-03        DANSKIN COT/SPAN UNDERWIRE BRA
              4600-04        DANSKIN COT/SPAN UNDERWIRE BRA
              4600-05        DANSKIN COT/SPAN UNDERWIRE BRA
              4601-01        DANSKIN COT/SPAN UNDERWIRE BRA
              4601-02        DANSKIN COT/SPAN UNDERWIRE BRA
              4601-03        DANSKIN COT/SPAN UNDERWIRE BRA
              4601-04        DANSKIN COT/SPAN UNDERWIRE BRA
              4601-05        DANSKIN COT/SPAN UNDERWIRE BRA
              4602-01        DANSKIN COT/SPAN UNDERWIRE BRA
              4602-02        DANSKIN COT/SPAN UNDERWIRE BRA
              4602-03        DANSKIN COT/SPAN UNDERWIRE BRA
              4603-01        DANSKIN COT/SPAN UNDERWIRE BRA
              4603-02        DANSKIN COT/SPAN UNDERWIRE BRA
              4603-03        DANSKIN COT/SPAN UNDERWIRE BRA
              4710           DANSKIN COTTON MODIFIED BRIEF
              4711           DANSKIN COTTON MODIFIED BRIEF
              4792           DANSKIN HANGING UNDERWEAR
              4793           DANSKIN HANGING UNDERWEAR
              4796           DANSKIN HANGING UNDERWEAR
              4808           DANSKIN COTTON PRINT BRIEF
              4810           DANSKIN COTTON BRIEF
              4810C          DANSKIN COTTON BRIEF
              4810S          DANSKIN COTTON BRIEF
              4811           DANSKIN COTTON BRIEF
              4811           DANSKIN COTTON VEST
              4814           DANSKIN COTTON BRIEF
              4815           DANSKIN BRA
              4816B          DANSKIN PANTY
              4816W          DANSKIN PANTY
              4817           DANSKIN COTTON PRINT BIKINI
              4818G          DANSKIN RIB CROP TOP
              4818P          DANSKIN RIB CROP TOP
              4818W          DANSKIN RIB CROP TOP
              4819G          DANSKIN RIB TANK TOP
              4819W          DANSKIN RIB TANK TOP
              4821G          DANSKIN RIBBED BRIEF
              4821P               DANSKIN RIBBED BRIEF
              4821W          DANSKIN RIBBED BRIEF
              ================================================

                                     STYLES

              ================================================
              4822G          DANSKIN BOY LEG BOXER
              4822W          DANSKIN BOY LEG BOXER
              4829           DANSKIN PRINTED COTTON BRIEF
              4829F          DANSKIN PRINTED COTTON BRIEF
              4830           DANSKIN COTTON BRIEF
              4830F          DANSKIN COTTON BRIEF
              4830M          DANSKIN BRIEF
              4831           DANSKIN COTTON BIKINI
              4831           DANSKIN COTTON PRINT BIKINI
              4831M          DANSKIN BIKINI
              4832           DANSKIN COTTON PRINT BRIEF
              4832F          DANSKIN COTTON PRINT BRIEF
              4833           DANSKIN UNDERSHIRT
              4834           DANSKIN COTTON SLEEVELESS VEST
              4835           DANSKIN NYLON BRIEF
              4836           DANSKIN SOLID BRIEF
              4837           DANSKIN COTTON BRIEF
              4837F          DANSKIN COTTON BRIEF
              4840           DANSKIN COTTON BRIEF
              4840F          DANSKIN COTTON BRIEF
              5119-01        DANSKIN COT/SPAND HI-CUT BRIEF
              5119-02        DANSKIN COT/SPAND HI-CUT BRIEF
              5119-03        DANSKIN COT/SPAND HI-CUT BRIEF
              5119-04        DANSKIN COT/SPAND HI-CUT BRIEF
              5119-05        DANSKIN COT/SPAND HI-CUT BRIEF
              5120-01        DANSKIN COT/SPAND HI-CUT BRIEF
              5120-02        DANSKIN COT/SPAND HI-CUT BRIEF
              5120-03        DANSKIN COT/SPAN HI-CUT BRIEF
              5120-04        DANSKIN COT/SPAN HI-CUT BRIEF
              6044-01        DANSKIN COTTON/LYCRA BRIEF
              6044-02        DANSKIN COTTON/LYCRA BRIEF
              6044-03        DANSKIN COTTON/LYCRA BRIEF
              6044-04        DANSKIN COTTON/LYCRA BRIEF
              6044-05        DANSKIN COTTON/LYCRA BRIEF
              6044-06        DANSKIN COTTON/LYCRA BRIEF
              6044-07        DANSKIN COTTON/LYCRA BRIEF
              6045-01        DANSKIN HI-CUT BRIEF
              6045-02        DANSKIN HI-CUT BRIEF
              6045-03        DANSKIN HI-CUT BRIEF
              6045-04        DANSKIN HI-CUT BRIEF
              6045-05        DANSKIN HI-CUT BRIEF
              6045-06        DANSKIN HI-CUT BRIEF
              6045-07        DANSKIN HI-CUT BRIEF
              9400           DANSKIN 6 PK STRETCH BRIEFS
              9400IR         DANSKIN HI-CUTS AND BRIEFS
              9402           DANSKIN SPORTS BRA
              9402F          DANSKIN SPORTS BRA
              9406           DANSKIN COMBED COTTON BRIEF
              9406C          DANSKIN COMBED COTTON BRIEF
              9406F          DANSKIN COMBED COTTON BRIEF
              9406IRR        DANSKIN IRREG LADIES STYLES
              9409           DANSKIN STRETCH BRIEF
              9410           DANSKIN BRIEF
              9411           DANSKIN HI-CUT BRIEF
              ================================================

                                     STYLES

              ================================================
              9414           DANSKIN BIKINI - BUBBLE PACK
              9414           DANSKIN BIKINI BUBBLE PACK
              9415           DANSKIN BIKINI - BUBBLE PACK
              9416           DANSKIN BIKINI - BUBBLE PACK
              9416           DANSKIN BIKINI BUBBLE PACK
              9417           DANSKIN BIKINI - BUBBLE PACK
              9417           DANSKIN BIKINI BUBBLE PACK
              9418           DANSKIN BIKINI BUBBLE PACK
              9419           DANSKIN HI-CUTBRIEF BUBBLEPACK
              9420           DANSKIN HI-CUTBRIEF BUBBLEPACK
              9421           DANSKIN HI-CUTBRIEF BUBBLEPACK
              9423           DANSKIN BRA
              9423           DANSKIN BRA
              9423           DANSKIN SCALLOP LACE BRA
              9424           DANSKIN BRA
              9424R          DANSKIN CIRCULAR KNIT BRA
              9424R          DANSKIN ROSE PATTERN BRA
              9426B          DANSKIN COTTON TACTEL BRIEF
              9426B          DANSKIN COTTON/TACTEL BRIEF
              9426P          DANSKIN COTTON/TACTEL BRIEF
              9426W          DANSKIN COTTON/TACTEL BRIEF
              9427AX         DANSKIN X-SZ BRIEF
              9427B          DANSKIN BRIEF
              9427B          DANSKIN SOLID BRIEF
              9427P          DANSKIN COTTON BRIEF
              9427PX         DANSKIN SOLID BRIEF
              9427W          DANSKIN COTTON BRIEF
              9427WMX        DANSKIN SOLID BRIEF
              9427WX         DANSKIN COTTON BRIEF
              9428           DANSKIN COTTON BRA
              9429           DANSKIN COTTON HI-CUT BRIEF
              9436C          DANSKIN 6 PK LADIES BRIEF
              9436F          DANSKIN BRIEF
              9436IRR        DANSKIN VARIOUS STYLES
              9443           DANSKIN BIKINI - BUBBLE PACK
              9443           DANSKIN BIKINI BUBBLE PACK
              9448           DANSKIN BUBBLE PACK PRT BIKINI
              9454           DANSKIN STRET HICUT LACE BRIEF
              9454           DANSKIN STRETCH HI-CUT BRIEF
              9455           DANSKIN LACE BRIEF
              9456           DANSKIN HI-CUT BRIEF
              9456R          DANSKIN HI-CUT BRIEF
              9457           DANSKIN BRIEF
              9457R          DANSKIN BRIEF
              9457RX         DANSKIN KNIT BRIEF
              9458           DANSKIN LACE ILLUSIONS THONG
              9458R          DANSKIN KNIT THONG
              9459           DANSKIN LACE ILLUSIONS THONG
              9460B          DANSKIN DIP FRONT SOLID BIKINI
              9460BS         DANSKIN DIP FRONT BIKINI
              9460C          DANSKIN DIP FRONT SOLID BIKINI
              9460E          DANSKIN SOLID DIP FRONT BIKINI
              9460J          DANSKIN SOLID DIP FRONT BIKINI
              9460MB         DANSKIN SOLID DIP FRONT BIKINI
              ================================================

                                     STYLES

              ================================================
              9460MC         DANSKIN SOLID DIP FRONT BIKINI
              9460MW         DANSKIN SOLID DIP FRONT BIKINI
              9460R          DANSKIN SOLID DIP FRONT BIKINI
              9460W          DANSKIN DIP FRONT SOLID BIKINI
              9461           DANSKIN DIP FRONT BIKINI
              9461F          DANSKIN PRT DIP FRONT BIKINI
              9461I          DANSKIN PRT DIP FRONT BIKINI
              9461MA         DANSKIN PRT DIP FRONT BIKINI
              9461N          DANSKIN PRT DIP FRONT BIKINI
              9461P          DANSKIN PRT DIP FRONT BIKINI
              9461S          DANSKIN PRT DIP FRONT BIKINI
              9464A          DANSKIN SOLID HI-CUT BRIEF
              9464C          DANSKIN SOLID HI-CUT BRIEF
              9464F          DANSKIN PRINTED HI-CUT BRIEF
              9464H          DANSKIN PRINTED HI-CUT BRIEF
              9464N          DANSKIN PRINTED HI-CUT BRIEF
              9464P          DANSKIN HI-CUT BRIEF
              9464S          DANSKIN SOLID HI-CUT BRIEF
              9464Y          DANSKIN PRINTED HI-CUT BRIEF
              9464Z          DANSKIN PRINTED HI-CUT BRIEF
              9468           DANSKIN "LACE ILLUSION" BRIEF
              9468F          DANSKIN "LACE ILLUSION" BRIEF
              9470           DANSKIN SPORTS BRA
              9470B          DANSKIN BONUS PACK SPORTS BRA
              9470B          DANSKIN SPORTS BRA
              9470F          DANSKIN SPORTS BRA
              9471           DANSKIN COT/LYCRA HI-CUT PANTY
              9473           DANSKIN BUBBLE PACK PRT BIKINI
              9474B          DANSKIN COTTON BRIEF
              9474BX         DANSKIN COTTON BRIEF
              9474C          DANSKIN FRENCH CUT BRIEF
              9474D          DANSKIN COTTON BRIEF
              9474DX         DANSKIN COTTON BRIEF
              9474P          DANSKIN COTTON BRIEF
              9474PX         DANSKIN COTTON BRIEF
              9474T          DANSKIN COTTON BRIEF
              9474TX         DANSKIN COTTON BRIEF
              9474W          DANSKIN COTTON BRIEF
              9474W          DANSKIN COTTON BRIEF
              9474WX         DANSKIN COTTON BRIEF
              9474Z          DANSKIN COTTON BRIEF
              9474ZX         DANSKIN COTTON BRIEF
              9475B          DANSKIN COTTON BRIEF
              9475BX         DANSKIN COTTON BRIEF
              9475D          DANSKIN COTTON BRIEF
              9475DX         DANSKIN COTTON BRIEF
              9475P          DANSKIN COTTON BRIEF
              9475PX         DANSKIN COTTON BRIEF
              9475T          DANSKIN COTTON BRIEF
              9475TX         DANSKIN COTTON BRIEF
              9475W          DANSKIN COTTON BRIEF
              9475WX         DANSKIN COTTON BRIEF
              9476           DANSKIN BUBBLE PACK PRT BIKINI
              9477           DANSKIN HI-CUT BRIEF
              ================================================

                                     STYLES

              ================================================
              9478           DANSKIN HI-CUT BRIEF
              9479           DANSKIN HI-CUT BRIEF
              9483           DANSKIN HI-CUT BRIEF
              9483MB         DANSKIN BRA
              9483MW         DANSKIN BRA
              9484MA         DANSKIN UNDERWIRE BRA
              9484MA2        DANSKIN UNDERWIRE BRA
              9484MW         DANSKIN UNDERWIRE BRA
              9485           DANSKIN HI-CUT BRIEF
              9489           DANSKIN SPORTS BRA
              9489F          DANSKIN SPORTS BRA FLAT PACKED
              9494           DANSKIN SOLID BASIC BRIEF
              9495           DANSKIN SOLID HI-CUT BRIEF
              ================================================

                                                                    EXHIBIT 2(B)

Provisions of Agreement between Licensor and Dan River, Inc., as amended
------------------------------------------------------------------------

As a result of the Agreement between Licensor and Dan River Inc., as amended, use of the Licensed Mark must be associated with the distinctive "dancing figure" logo on all labelling, hang tags, packaging and other point-of sale materials, as well as in all advertising, as follows:

(a) the "dancing figure shall be prominently displayed in close association with the word "DANSKIN", but no further distant from any part of the word "DANSKIN" than the width of one letter of said word.

(b) the "dancing figure design shall have a height and width no smaller than the height and width of the largest letter of the word "DANSKIN" with which it is combined; and

(c) in advertisements not accompanying products or television commercials controlled by Licensee, the "dancing figure" shall appear at least once as prominently as described in paragraphs (a) and (b) above with the most prominent display of the word "DANSKIN", but need not be repeated every time the word "DANSKIN" appears in the same advertisement or television commercial, nor need it be displayed constantly during the entire television commercial; and

(d) provided that the "dancing figure" is displayed in association with the most prominent displays of the word DANSKIN in the manner aforesaid at the point of retail sale of articles of DANSKIN-branded wearing apparel and accessories, any very small labels thereon, accompanying these products at the point of retail sale, wherein the display of the design figure may be illegible or difficult to see, are exempted from the requirements described in paragraphs (a) and (b) above; and

(e) individual packages and advertising may delete the "dancing figure" providing (i) the overall layout of such packaging or advertising is similar to the format of other DANSKIN material which utilizes the "dancing figure" in association with DANSKIN; (ii) such packaging is intended to be presented to the public in combination with DANSKIN displays or other point-of-sale materials which utilize the "dancing figure" in combination with DANSKIN; (iii) the word DANSKIN is not to be separated into two syllables; and (iv) the first syllable of DANSKIN is not emphasized.

                                                                    EXHIBIT 4(F)


                           LETTERHEAD OF MANUFACTURER
                           --------------------------



Wundies Industries, Inc.
1 Penn Plaza
New York, New York 10119

Att:                                                                      [Date]


Gentlemen:

     It is our understanding that as Licensee under a License Agreement ("License Agreement") dated as of January 1, 1997 with Danskin, Inc. ("Licensor") you propose to place an order with our company for the manufacture of goods contemplated by the License Agreement. Terms used herein, unless the context otherwise required, are used as defined in the License Agreement.

     In consideration of this order, we acknowledge that the Licensed Mark to be affixed to goods is the sole property of Licensor, and that our company's manufacture of such products and affixation of the Licensed Mark to such products gives us no right of ownership and no right to use said marks on any other products. We agree not to use any trademark, service mark, tradename, model, designations or other word, device or design of Licensor, other than the Licensed Mark, and agree not to sell any products bearing the Licensed Mark or any designation which is similar thereto or likely to be confused therewith as a trademark or service mark.

     We agree that Licensor may at any time without prior notice, terminate our authorization to manufacture goods for you. We agree upon such termination to immediately cease use of all marks, manufacturing and merchandising know-how and confidential data communicated to us with respect to the Licensed Merchandise.

     We agree to preserve the secrecy of all confidential manufacturing and merchandising know-how in the manufacture of any other products. We agree not to use such know-how in the manufacture of any products sold to any party who is not a Licensee of Licensor.

     We agree to cooperate in quality control and will promptly provide a reasonable number of samples of goods from said order to you and Licensor upon request. We will permit representatives of both Licensor and Licensee to inspect the goods and manufacture of the goods on our premises at any time during normal business hours. No goods, products or labels bearing the Licensed Mark will be conveyed to any other party.

     At the termination of the License Agreement or said order, however occurring, or termination of Licensor's approval as provided for in the License Agreement, we shall immediately discontinue manufacturing any products whatsoever which are manufactured with said know-how or bear the

     Licensed Mark, and will offer to sell any labels, packaging or other items bearing the Licensed Mark, to Licensor and Licensee at our cost, and undertake to make no claim against Licensor for any reason whatsoever.

                                 Sincerely,


                                 (Manufacturer)



                                 By
                                   ---------------------------------------------


Agreed to as above


WUNDIES INDUSTRIES, INC.


By                                       Date
  ------------------------------------        -----------------



APPROVED:


For Licensor                             Date:
            --------------------------        -----------------

                                                                    EXHIBIT 4(K)


                          LIST OF AUTHORIZED CUSTOMERS
                          ----------------------------


             =======================================================
             Customer Number               Customer Name
             ---------------               -------------
                        1420               ARMY & A/F EXCH SERVICE
                        MANY               ELK
             *          4855               BJ WHOLESALE
                        1940               BOSCOVS
                        2300               CARSON PIRE SCOTT & CO
                        2420               US COAST GUARD
                        2640               DANSKIN INC
                        3190               FEDCO, INC
                        MANY               FEDERATED
                        3865               GOODY'S
             *          4350               HOME SHOPPING CLUB
                        4375               PRICELESS KIDS
                        4954               KIDS R US
                        5090               KOHLS
                        5095               KOLBO TRADING INC
                        5530               M.D.S. EXPORT INC
                        5700               USMC
                        5730               MARSHALLS
                        MANY               MAY CO.
                        MANY               MERCANTILE
                        6060               MERVYN'S
             *          6300               MONTGOMERY WARD
                        6429               NATHAN INDUSTRIES
                        6451               NAVY EXCHANGE
                        6551               NEWTON BUYING CORP
                        6795               PENNEY, J.C., CO
             *          6955               PRICECOSTCO
                        MANY               PROFITTS
                        7150               RICHMAN GORDON
                        7250               ROSS STORES, INC
             *          7440               SAMS CLUB
             **         7560               SEARS
                        7520               VALUE CITY D.S. INC
                        7695               SILBERBERG, J., INC
                        7950               SPECIALTY RETAILERS, INC
                        8056               SPORTS AUTHORITY
                        8200               SYMS
                        8462               TRI NORTH DEPT STORES
                        8540               UHLMANS
                        8561               UPTONS
             =======================================================

* The Licensed Merchandise shall be sold by licensee subject to the prior approval of Licensor of such merchandise.

**   Only sales of children's Merchandise are permitted.